Exhibit 10.36
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 31st day of March, 2008, by and between Benihana Inc., a Delaware corporation (the “Company”) and Jose I. Ortega (the “Employee”).

R E C I T A L S :

         Employee is, and has been since the Effective Date (as defined below), employed by the Company as its Chief Financial Officer pursuant to the terms and conditions of the Employment Agreement between the Employee and the Company dated as of August 28, 2006 (the “Employment Agreement”). The Company is desirous of continuing the employment of Employee in such capacity and Employee is desirous of continuing to be employed by the Company in such capacity on the terms and conditions hereinafter set forth.

         Certain revisions to the Employment Agreement have been necessitated by the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations promulgated thereunder. As a result, the Company and Employee have agreed to certain amendments to the Employment Agreement and to the restatement of the Employment Agreement, as so amended, as set forth in its entirety herein.

          NOW, THEREFORE, the Employment Agreement is hereby amended and restated in its entirety as follows:

          1.          Engagement and Term. The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for a period commencing on September 1, 2006 (the “Effective Date”), and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on August 31, 2009 (the “Employment Period”).

          2.          Scope of Duties. Employee shall be employed by the Company as its Chief Financial Officer. In such capacity, Employee shall have such authority, powers and duties as are customarily attendant upon such position. If elected or appointed, Employee shall also serve, without additional compensation, as Vice President – Finance and Treasurer of the Company and, if and when elected, as a director and/or officer of any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as an executive. Employee shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless same is only incidental and is in no way, directly or indirectly, competitive with, or opposed to the best interests of the Company.

          3.          Compensation.

                       3.1.          Basic Compensation. In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee an annual salary at the rate of One Hundred Eighty-Five Thousand Dollars ($185,000) for the portion of the Employment Period that is prior to March 31, 2008 and at the rate of Two Hundred Thousand Dollars ($200,000) thereafter as may be increased pursuant to this Agreement (“Basic Compensation”), payable in accordance with the Company’s customary payroll practices for executive employees. Employee shall be entitled to any discretionary increments in the Basic Compensation as shall be determined from time to time by the Board of Directors of the Company.

                       3.2.          Bonus Arrangements. Employee shall be entitled to participate in any performance-based bonus plan or other bonus arrangements maintained by the Company for its executive employees as determined by the Company’s Compensation and Stock Option Committee. In the event the Company does not maintain such a plan or arrangement, Employee will be eligible for such discretionary bonuses as may be determined from time to time by the Compensation and Stock Option Committee of the Board of Directors of the Company. Any such bonus will be payable in accordance with the terms of such bonus plan or arrangement or, if there is no such plan or arrangement, within 2½ months after the end of the fiscal year of the Company to which it relates but in no event later than the end of the calendar year in which such fiscal year ends.

                       3.3.          Stock Options. Employee will be eligible to receive stock options under the Company’s stock option plans at the discretion of the Compensation and Stock Option Committee of the Board of Directors of the Company in accordance with policies existing at the time of such grants.

                       3.4.          Other Benefits.

               (a)          During the Employment Period, Employee shall be entitled to participate, at the Company’s expense, in the major medical health insurance plan, and all other health, insurance or other benefit plans applicable generally to executive officers of the Company.

               (b)          During the Employment Period, Employee will be entitled to paid vacations and holidays consistent with the Company’s policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and Employee.

                       3.5.          No Designation of Year. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

          4.          Termination. The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Employee’s employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee other than as specifically provided herein:

               (a)          If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days’ written notice to Employee.

(b) In the event of the death of Employee during the Employment Period, this Agreement shall automatically terminate on the date thereof.

               (c)          If Employee materially breaches or violates any material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the termination date and such termination being deemed for “cause.”

               (d)          In the event Employee’s employment is terminated by reason of the provisions of subparagraph (a) or (b) of this Section 4, then in such event, the Company shall pay to Employee, if living, or to such other person or persons as Employee may from time to time designate in writing as the beneficiary of such payment, the Basic Compensation then in effect for the three month period following such termination in accordance with its regular payroll practices, and the Company shall have no further obligation with respect to the payment of Basic Compensation hereunder. Notwithstanding the foregoing, if any securities of the Company are publicly traded on an “established securities market” and Employee is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of any termination of Employee’s employment by reason of the provisions of subparagraph (a) of this Section 4, then the amount due to Employee pursuant to the preceding sentence on account of a termination of employment under such subparagraph (a) shall instead be paid to Employee in a lump sum and without interest on the date that is six months plus one day after such termination of employment but only if such delay shall be necessary to prevent any accelerated or additional tax under Section 409A of the Code.

               (e)          In the event (1) Employee’s employment is terminated by the Company (i) other than by reason of the provisions of subparagraph (a) or (c) of this Section 4 or (ii) following a “Change in Control” as described in Section 5 hereof, and (2) any securities of the Company are publicly traded on an “established securities market” and Employee is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of such termination of employment, then the amount, if any, that the Company may pay to Employee (as a result of the Company’s termination of Employee’s employment) prior to the date that is six months plus one day from the date of such termination (the “Delayed Payment Date”) shall not exceed the lesser of (A) two times Employee’s Basic Compensation for the calendar year preceding the termination, or (B) two times the amount specified in Section 401(a)(17) of the Code for the calendar year of such termination but only to the extent and in the event that such limitation is necessary to prevent any accelerated or additional tax under Section 409A of the Code, and any excess shall be paid to Employee, without interest, on the Delayed Payment Date. Employee acknowledges that any payments to be made to Employee upon termination of employment may be made only in connection with a “separation from service” as determined under Section 409A of the Code (if in effect at the time of such termination of employment).

          5.          Change in Control.

                       5.1.          In the event at any time during the Employment Period, a majority of the Board of Directors is composed of persons who are not “Continuing Directors,” as hereinafter defined, and Employee’s employment is terminated by the Company other than for one of the reasons set forth in subparagraph (a), (b) or (c) of Section 4 hereof, Employee shall not be obligated to seek employment to mitigate his damages, if any, to which he may be entitled by reason of the Company’s breach of this Agreement.

                       5.2.          “Continuing Directors” shall mean (i) the directors of the Company at the close of business on September 1, 2006 and (ii) any person who was or is recommended to (A) succeed a Continuing Director by the Company’s Nominating Committee or (B) become a director as a result of an increase in the size of the Board by a majority of the Continuing Directors then on the Board.

          6.          Disclosure of Confidential Information and Covenant Not to Compete. Employee agrees that his primary loyalty will be to the Company. Employee acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee will obtain knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company. Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the Company’s Board of Directors, shall not at any time during or after the term of this contract disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of the Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or become public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

          Employee further agrees that for a period of two years following the termination of Employee’s employment, except as a result of the breach by the Company of any material term or condition hereof, Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer or director or otherwise, engage in the United States in any “business which is competitive with that of the Company or any of its subsidiaries” as hereinafter defined; provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a “business which is competitive with the business of the Company or any of its subsidiaries,” shall include only the operation of restaurants selling Japanese, or other Asian food, or restaurants of a type then being operated by the Company or any of its subsidiaries.

          7.          Reimbursement of Expenses; Use of Automobile. The Company shall further pay directly, or reimburse Employee, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company’s usual policies of expense reimbursement. During the Employment Period, Employee shall receive an allowance of $300 per month for automobile expenses, including the lease costs or purchase price, gasoline, oil and garaging.

          8.          Miscellaneous Provisions.

                       8.1.          Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

                       8.2.          This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                       8.3.          This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

                       8.4.          This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

                       8.5.          Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon the receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

                       If to the Company:

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166-0120
Attention: President

                       If to Employee:

Jose I. Ortega
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166-0120

                       8.6.          This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Employee.

                       8.7.          This Agreement may be executed in separate counterparts, each of which shall constitute the original thereof.

                       8.8.          This Agreement supersedes and replaces all previous Employment Agreements, if any, between the Company and Employee.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

BENIHANA INC.

By:	/s/ Joel A. Schwartz
Name: Joel A. Schwartz
Title: Chief Executive Officer

/s/ Jose I. Ortega
Jose I. Ortega